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                                                               Exhibit 99.(a)(4)

                                AMENDMENT TO THE
               "COMPREHENSIVE FEE" INVESTMENT MANAGEMENT AGREEMENT
                           FOR THE U.S. TREASURY FUND

This Amendment made as of this 24th day of September, 2003 to the Investment Management Agreement for the U.S. Treasury Fund, dated June 26, 1999 ("Management Agreement") by and between The Reserve Funds, a Massachusetts business trust (the "Trust"), on behalf of the U.S. TREASURY FUND (the "Fund") and RESERVE MANAGEMENT COMPANY, INC., a New Jersey corporation having its principal place of business in New York (the "Manager");

WHEREAS, the Trust and the Manager desire to amend the terms of the Management Agreement in the manner and on the terms hereinafter set forth, the parties hereby agree as follows:

(a) Section 3 of the Management Agreement is hereby deleted and replaced in its entirety by the following:

            3. COMPENSATION OF THE MANAGER. The Portfolio shall pay to the Manager as compensation for the services rendered hereunder and as full reimbursement for all officers compensation and ordinary operating expenses of the Portfolio paid by the Manager under paragraph 2 hereof, a management fee at an annual rate of 0.80% of the average daily net asset value of the Portfolio (the "Management Fee").

            The Management Fee shall be computed and accrued daily and shall be paid by the Portfolio to the Manager periodically.

(b) The remainder of the Management Agreement, with such provision as amended, will remain in full force and effect.

IN WITNESS WHEREOF, each Party represents and warrants that the person signing this Agreement on its behalf is an officer authorized to execute this Agreement on behalf of such Party and the Parties have caused this Agreement to be executed and their respective corporate seals to be affixed as of the date first above written by their respective officers hereunto duly authorized.

                                      THE RESERVE FUNDS,
                                      on behalf of U.S. Treasury Fund


                                      BY: /s/ Bruce R. Bent II
                                         ----------------------------

                                      Title: President
                                            -------------------------


                                      RESERVE MANAGEMENT COMPANY, INC.


                                      BY: /s/ Bruce R. Bent
                                         ----------------------------

                                      Title: President
                                            -------------------------